Exhibit 99.2

FOR IMMEDIATE RELEASE

Pace Holdings Corp. Completes

$450 Million Initial Public Offering

FORT WORTH, TX, September 16, 2015 – Pace Holdings Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 45,000,000 units, which includes 5,000,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $450,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “PACEU” on September 11, 2015. Each unit consists of one Class A ordinary share and one warrant. Three warrants may be exercised for one whole Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “PACE” and “PACEW,” respectively.

Deutsche Bank Securities and Citigroup are serving as joint book-runners for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com and Citigroup Global Markets Inc., Attention: Prospectus Department c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146.

A registration statement relating to the securities has been declared effective by the SEC on September 10, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”).

Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Luke Barrett

212 601 4752